Exhibit 99.1

ChineseInvestors.com, Inc. Announces Upcoming Launch of CBD Hemp Wine

Wholly-Owned Foreign Enterprise CBD Biotechnology Co. Ltd Plans to Launch Private Brand Hemp-Infused Rice Wine

SAN GABRIEL, CA (October 1, 2018) - ChineseInvestors.com, Inc. (OTCQB: CIIX) (“CIIX” or “the Company”), a leading online financial information provider for Chinese investors, announces plans to launch CBD Hemp Wine, its private brand, hemp-infused, rice wine, through its wholly-owned foreign enterprise CBD Biotechnology Co. Ltd (“CBD Biotech”). Given the popularity of infused wine and liquor in recent years, CBD Biotech’s new hemp-infused, rice wine was developed with the hemp enthusiast in mind. Moreover, CBD Biotech believes that there are potential long-term, functional benefits of hemp and rice wine. In Bama, a Chinese village located in Guangxi Province, the famed “longevity town of China” known for having the longest living residents, the villagers claim to have discovered the secret of long life: rice wine, which they drink throughout the day, snake wine, and a soup made from hemp seeds. Bama is also one of the world's five longevity towns in terms of distribution rate of centenarians, with a population of just over 300,000, 73 of whom are centenarians, one of the highest ratios in the world. This statement has not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure, or prevent any disease.

Warren Wang Chief Executive Officer of Chineseinvestors.com, Inc. comments, "Chineseinvestors.com is currently in a rapid growth period as we recently posted our annual report for fiscal year 2018 ending on May 31, 2018. Our sales increased 41% on a year-on-year basis largely due to the significant increase in our hemp oil and alcoholic beverage products sales of which have increased by 28,859%. Given the trends and the current demands we are seeing in the marketplace, we believe this is a significant opportunity. Moving forward, CBD Biotech plans to explore a variety of hemp products, in addition to its skin-care and alcoholic beverage products. We believe the upcoming launch of CBD Hemp Wine will serve as a strong sales driver for the Company."

Summer Yun, CEO of CBD Biotech comments, “In the 10-day period from September 1st to September 11th 2018, CBD Biotech achieved its largest single-day sales of its existing alcoholic beverage products, 70,000 RMB. With the addition of CBD Hemp Wine, planned to launch in December 2018, we anticipate even better sales performance during the upcoming holiday/festival season.” With major holidays like Christmas, New Year's Day and Spring Festival, China is about to enter the peak season of liquor sales from November to February.

About ChineseInvestors.com (OTCQB: CIIX)

Founded in 1999, ChineseInvestors.com endeavors to be an innovative company providing: (a) real-time market commentary, analysis, and educational related services in Chinese language character sets (traditional and simplified); (b) advertising and public relation related support services; and (c) retail, online and direct sales of hemp-based products and other health related products.

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Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company's SEC filings. These risks and uncertainties could cause the company's actual results to differ materially from those indicated in the forward-looking statements.

Contact:

ChineseInvestors.com, Inc.

227 W. Valley Blvd, #208 A

San Gabriel, CA 91776

Investor Relations:

Alan Klitenic

+1.214.636.2548

Corporate Communications:

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